Exhibit 99.2

Infinite Reality Closes $350 Million Investment;

Acquires Landvault in $450 Million Deal,

Valuation Soars to $5.1 Billion

Transactions Fuel Growth and Innovation Initiatives and Help Cement Company’s Position as a Leader in Immersive Platform Technology and Enterprise Services

New York, NY and Dubai, United Arab Emirates – July 9, 2024 – Infinite Reality (“iR or the “Company”), an innovation company powering the next generation of digital media and ecommerce through AI and immersive technologies, today announced a $350 million minority investment from a private multi-family office focused on global technology, media, and real estate, elevating the Company’s valuation to $5.1 billion. This investment, entirely in equity and not debt, is new and separate from iR's goal to complete the previously announced SPAC transaction. The $350 million will be deployed immediately to accelerate growth.

Additionally, iR announced the $450 million acquisition of Landvault, a tech company specializing in immersive technology and digital twins for Fortune 500 companies and government organizations. This all-stock transaction solidifies iR's foundation to lead the revolution in immersive digital environments. The proceeds from the significant investment and the integration of Landvault’s cutting-edge tools and expertise in crafting high-fidelity virtual worlds support Infinite Reality’s aim to be the leader in delivering innovative spatial computing and AI-powered capabilities that empower brands to better engage and monetize their audiences. Today’s deals, coupled with the Company’s previously announced acquisitions of The Drone Racing League ($250 million), Ethereal Engine ($75 million), Action Face ($10 million), and Stakes ($8 million), bring Infinite Reality’s total year-to-date transaction value to $800 million.

As immersive experiences and artificial intelligence continue to reshape industries, Landvault stands at the forefront of driving technological advancements. The company’s suite of tools and infrastructure enable the creation, local domain hosting, measurement, and monetization of immersive experiences, accelerating the growth and scalability of the 3-D internet while putting more data in the hands of businesses. An established industry trailblazer, the company has built over 1.2 million square feet in virtual experiences for countless high-profile brands including Mastercard, Standard Chartered, Hershey, and more. Landvault’s impressive portfolio includes award-winning projects such as their work with Dentsu on the Cannes Lion-winning campaign created for Heineken, showcasing the company’s ability to blend creativity with emerging technology. Other notable collaborations include projects with Hershey in Decentraland, the World of Women experience in The Sandbox, as well as upcoming high-profile projects and partnerships in the Middle East, including initiatives with the UAE and Saudi Government, local tourism boards and real estate companies.

"Now, having joined forces with Landvault and secured this $350 million fundraise, we possess robust capitalization, financial flexibility, and a fortified position from which to successfully execute our global go-to-market strategy," said John Acunto, co-founder and CEO of Infinite Reality. “Adding Landvault, with their substantial presence in the Middle East and Europe, supports our plans for market expansion and helps establish the Infinite Reality brand as a global leader in immersive tech. We look forward to integrating Landvault’s hundreds of clients into the Infinite Reality family, further enhancing our reach and capabilities.”

Following the acquisition, Landvault's existing employees and creative teams will join the iR team, ensuring continuity and the retention of top talent. Landvault's presence across the Middle East will also remain operational, expanding iR’s global footprint and supporting ongoing projects and client relationships. Sam Huber, Founder & CEO of Landvault, will take on the new role of Global President of Enterprise and CEO of MENA Region (Middle East and Northern Africa), further strengthening Infinite Reality's presence and strategic initiatives in the region. As iR continues its go-public strategy in the U.S., the Company’s newly-expanded global structure also paves a path towards additional capital markets initiatives, including in Europe and the Middle East.

“Joining forces with Infinite Reality allows us to leverage their extensive resources and expertise to scale our vision to build the future of the internet even further,” said Sam Huber, Founder and CEO of Landvault. "Together, we will continue to push the boundaries of what is possible today, creating unparalleled experiences for business and consumers worldwide.”

The acquisition also includes Landvault’s innovative tools, such as the ability to offer local and custom hosting solutions to its clients, empowering business owners to capture and manage unique first-party data and giving them direct control. Additionally, Landvault provides a comprehensive monetization SDK including in-game advertising and ecommerce modules to drive revenue from their immersive experiences. These capabilities have been pivotal in establishing Landvault as a category-defining company in the space, enabling clients to build, deploy, and monetize high-fidelity digital experiences efficiently.

“With this $350 million fundraise and Landvault’s impressive project pipeline, we are more bullish than ever about the future of our business,” said Amish Shah, Co-Founder and Chief Business Officer of Infinite Reality. “The funding gives iR further ammunition to continue to make bold investments and pursue our ongoing strategy.”

To learn more about Landvault’s 3-D world technology, visit landvault.io. To explore the world of Infinite Reality, visit theinfinitereality.com.

About Infinite Reality

Infinite Reality (iR) is an innovation company powering the next generation of digital media and ecommerce through AI and immersive technologies. iR’s virtual worlds enable brands and creators to fully control how they distribute content, engage audiences, and monetize their creations while maintaining ownership of their data. With deep expertise in Hollywood production and extended reality (XR), iR is redefining the infinite possibilities of connected digital environments in the modern age. iR’s portfolio of brands includes the iR Engine (formerly Ethereal Engine), Drone Racing League, XR production facility Thunder Studios, creator talent management firm TalentX, and digital marketing agency Fearless Media. The company is backed by an impressive roster of investors including RSE Ventures, Liberty Media, Lux Capital, Lerer Hippeau, MGM, CAA, T-Mobile Ventures, Courtside VC, Exor, Terracap, IAC, Live Nation, DJ and producer Steve Aoki, rock band Imagine Dragons, NBA player Rudy Gobert, Interscope Records, and more. For more information, go to theinfinitereality.com.

About Landvault

Landvault is building infrastructure to accelerate the 3D Internet, by building tools to create, deploy and monetize immersive content on the web. The company has helped over 200 clients enter virtual worlds , including both Fortune 500 companies and government organizations like the Abu Dhabi government, Mastercard, L’Oreal, Red Bull, and Heineken. The company has raised a total of $40 million over the past three years and continues to pioneer technological advancement. For more information, visit landvault.io.

Investor Contact

Brett Milotte, ICR

Brett.Milotte@icrinc.com

Media Contact

press@theinfinitereality.com